EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-42988), (No. 333-63057), (No. 333-31387), (No. 33-63612), (No. 33-83434), (No. 33-83436), (No. 33-98068) and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-33671) of Technology Solutions Company of our report dated January 29, 2003, except for Note 22 which is as of February 4, 2003, relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

March 20, 2003
Chicago, Illinois